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                                   EXHIBIT 4

                  NONCOMPETITION AND NONSOLICITATION AGREEMENT

    NONCOMPETITION AND NONSOLICITATION AGREEMENT (this "Agreement") dated as of March 25, 2002, by and between Liqui-Box Corporation (the "Company") and Samuel
N. Davis ("Davis").

    WHEREAS, Davis is an executive and shareholder of the Company with significant policy making and operational responsibilities in the conduct of the Company's business;

    WHEREAS, the parties hereto desire to ensure that upon the termination of Davis' employment with the Company (the "Termination"), Davis will not compete with the Company, disclose certain information about the Company or solicit employees or customers of the Company.

    NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

    1.  NON-COMPETITION.

        (a) For a period of five (5) years following the Termination, Davis shall not, directly or indirectly, engage in (as principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise, with or without compensation) or hold a financial interest in any business that constitutes a Competing Business (as defined below) operating worldwide.

        (b) As used in this Section 1, a "Competing Business" shall be any business that, at the time of the Termination, engages in, or plans to engage in, the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company prior to the Termination, including, but not limited to, companies in the liquid and food packaging industry such as Scholle, Winpak, Cryovac, Smurfit, TetraPak and Raypak.

        (c) Notwithstanding the restrictions contained in this Section 1, Davis shall be permitted to own no more than one percent (1%) of the shares of any class of equity securities of a company which has a Competing Business whose securities are listed on a national securities exchange or quoted on The Nasdaq Stock Market.

    2. NO SOLICITATION. Davis agrees that for a period ending five (5) years following the Termination, he will not, either directly or indirectly:

        (a) solicit the employment of any person who is employed by the Company at the time of the Termination, unless such person is involuntarily discharged by the Company; or

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        (b) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective clients, customers or accounts of the Company as of the Termination.

    3. CONFIDENTIAL INFORMATION. Davis acknowledges that, prior to the Termination, he has had access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to research activities, products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer lists and relationships between the Company and its customers, suppliers and others who have had or will have business dealings with the Company ("Confidential Information"). Davis acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that he will not, after the Termination, disclose any such Confidential Information to, or use any such Confidential Information for the benefit of, any person or entity other than the Company and/or its affiliates for any reason whatsoever without the prior written authorization of the Company's Board of Directors, except as may be required by law. In the event that Davis is subject to a subpoena or other order of any governmental entity which might seek disclosure of Confidential Information, Davis shall furnish a copy of such subpoena or order to the Chief Executive Officer of the Company as soon as practicable but in no event later than forty-eight (48) hours after his receipt of such subpoena or order. Confidential Information shall not include: (i) information known to Davis before he became employed by the Company; (ii) information in the public domain or known generally in the industry through no fault of Davis; and (iii) information that is not treated by the Company as confidential or is disclosed by the Company to third parties without a duty of confidentiality imposed on such third parties.

    4. CONSIDERATION. In consideration for Davis entering into the restrictive covenants set forth in Sections 1, 2 and 3 of this Agreement, the Company agrees to pay Davis U.S. $2,000,000, in cash, in a single lump sum, upon the Termination by wire transfer of immediately available funds to an account designated in writing by Davis.

    5.  EQUITABLE RELIEF.

        (a) Davis acknowledges that the restrictions contained in Sections 1, 2 and 3 of this Agreement, individually and collectively, are reasonable and necessary to protect the legitimate interests of the Company and that any material violation of any provision of those Sections will result in irreparable injury to the Company. Davis further represents and acknowledges that: (i) he has been advised by the Company to consult with his own legal counsel in respect to this Agreement; and (ii) that he has, prior to execution of this Agreement, reviewed thoroughly this Agreement with his counsel.

        (b) Davis agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 1, 2 and 3 above, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 1, 2 and 3 above should ever be adjudicated to exceed the time, geographic, product,


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service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, service or other limitations permitted by applicable law.

        (c) The parties irrevocably and unconditionally: (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by the Company for preliminary and/or permanent injunctive relief and/or other equitable relief, may be brought in any court of competent jurisdiction in Ohio; (ii) consent to the jurisdiction of any such court in any such suit, action or proceeding; and
(iii) waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

    6. POWER AND AUTHORITY. Each of the parties hereto represents that it has the due corporate or individual power and authority to enter into this Agreement.

    7.  MISCELLANEOUS.

        (a) Notwithstanding any other provision in this Agreement, the provisions set forth in Sections 1, 2, 3 and 5 of this Agreement shall be binding on Davis, and shall inure to the benefit of the Company and any of its respective successors or assigns.

        (b) This Agreement shall be governed by and interpreted under the laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.

        (c) This Agreement supersedes all prior agreements regarding noncompetition, nonsolicitation and nondisclosure between the Company and Davis, and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment executed by Davis and the Company.

        (d) The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement or any portion of this Agreement.

        (e) All payments under this Agreement shall be made subject to applicable federal, state, and local tax withholdings.

        (f) All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original.

                             [signature page to follow]




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    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date(s) written below.

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
  Attest                                                 LIQUI-BOX CORPORATION

  _____________________, Secretary                       By: /s/ Stewart M. Graves
                                                         ---------------------------------
                                                         Name: Stewart M. Graves
                                                         Title: Chief Operating Officer and President

  Date:                                                  Date: 3/25/02
      ----------------------------                       --------------------------------

  Witness:

  /s/ Shelia S. Davis                                    /s/ Samuel N. Davis
  ---------------------------------                      ---------------------------------
                                                                 Samuel N. Davis

  Date: 3/25/02                                          Date: 3/25/02
      ----------------------------                       --------------------------------

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